EXHIBIT 10.2

February 6, 2012

Jeff Nachbor
14107 Manor Dr.
Leawood, KS 66224

Dear Jeff:
In consideration of the importance of your position as Sr. VP, Financial Operations of Cricket Communications, Inc. (“Cricket” or the “Company”), we are pleased to offer you a retention bonus of $350,000.00 to be paid as follows:

1.	$ 83,333.34 (less taxes) to be paid upon signing of this letter,

2.	$ 83,333.33 (less taxes) to be paid February 2013; and

3.	$ 83,333.33 (less taxes) to be paid February 2014

4.	Up to $100,000.00 (less taxes) to be paid at the CEO's discretion at a time determined, based on review, assessment and determination of your level of effectiveness during the transition.

All payments are contingent upon your being an active, full-time employee in good standing (i.e., not subject to disciplinary action or on a performance improvement plan or performing at less than a 'Successful Performer' rating) as determined by your supervisor on the date any payment is to be made. No payment will be earned or paid if you are no longer an active employee and/or are not an employee in good standing on the date any such payment is due. This retention arrangement does not affect your employment relationship with the Company; that is, your employment with Cricket remains at-will. If your employment by Cricket is terminated for any reason at any time prior to the date you are to receive a bonus payment, you will not be eligible for and will not receive the payment. The retention arrangement also has no effect on any other compensation programs relevant to your performance (e.g., salary increases, bonus awards, potential stock and options grants, etc.) Any payment made to you will not constitute eligible compensation for purposes of employee contributions or employer matching contributions to the Cricket Communications, Inc. 401(k) Plan or the Employee Stock Purchase Plan.

You also agree and understand that should you voluntarily terminate your employment with, or be terminated for cause by, Cricket within one year of receiving a payment, you will immediately pay back a pro-rated portion of any payment made to you during the previous 12-month period. Proration will be based on a 12 month calendar, with 1/12th of the payment to be returned for each month remaining for the subsequent 12-month period. In addition, should you be placed on a performance improvement plan or should your performance fall below the level of 'Successful Performer' as determined by your supervisor after receiving a payment, you agree to reimburse to Cricket the pro-rated amount of 1/12th of any bonus you received in the prior 12 months for each month that you are on a performance improvement plan or for each month that your performance is below the 'Successful Performer' level.

This agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, notwithstanding anything to the contrary contained in this letter agreement, any amount payable hereunder shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following your first taxable year in which such amount is no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following the first taxable year of the Company in which such amount is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Department of

Treasury Regulations and other interpretive guidance issued thereunder.

This letter agreement shall be binding upon and inure to the benefit of the successors of the Company. This agreement will not give any rights or remedies to any person other than to you and the Company and its successors and may only be amended with the written consent of an executive officer of the Company and you. In addition, this agreement is confidential in nature and should not be shared or discussed with anyone within the organization with the exception of Human Resources representatives and your direct supervisor. This agreement may be shared with your spouse or significant other, tax advisor or legal representative as necessary.

Congratulations and we wish you continued success at Cricket!

Yours very truly,

/s/ S. Douglas Hutcheson

S. Douglas Hutcheson
President and Chief Executive Officer

I have received and agree to be bound by the terms and conditions set forth in this letter.

/s/ Jeff E. Nachbor	3/7/2012
Jeff Nachbor	Date